          STOCK PURCHASE AGREEMENT, dated as of March 7, 1997, among Peter Jay Stafford, Rosamaria Caballero Stafford (collectively, the "Stockholders") and BOWNE & CO., INC. a New York corporation (the "Buyer").

                             W I T N E S S E T H :


          WHEREAS, the Stockholders are the record and beneficial owners of all the outstanding capital stock of The Internet Factory, Inc., a Michigan corporation (the "Company");

          WHEREAS, the Buyer desires to purchase from the Stockholders, and the Stockholders desire to sell to the Buyer, all of the shares of the common stock, par value $.01 per share ("Company Common Stock"), of the Company, upon the terms and subject to the conditions set forth herein (such purchase, the "Stock Purchase");

          WHEREAS, upon the consummation of the transactions contemplated herein, the Buyer shall own 100% of the outstanding shares of the Company Common Stock.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                            ARTICLE I:  DEFINITIONS

          As used in this Agreement, the following terms have the following meanings:

         "Affiliate" when used with respect to another Person shall mean any Person controlling, controlled by or under common control with such Person.

         "Agreement" means this Stock Purchase Agreement dated as of March 7, 1997 among the Buyer, the Company and the Stockholders, as it may be amended from time to time as provided herein.

         "Business" shall have the meaning assigned to it in Section 2.4(d).

         "Business Day" means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Intellectual Property" means patents, patent applications, trademarks, tradenames, service marks, copyright registrations or copyright applications.

         "Internet" means the worldwide network of computers. Services in support of the internet include worldwide web site creation, maintenance and hosting. Company intranets and extranets are to be considered part of the Internet for purposes of this Agreement.

         "IPO" means the first sale of securities of the Company to an underwriter for reoffering to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended.

         "Leased Premises" means the premises leased by the Company as lessee and listed in Schedule 3.1(i) hereto under the name of the Company.

         "Lien" means any mortgage, pledge, security interest, option, adverse claim, encumbrance, lien, or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise.

         "LIBOR" means the LIBO rate quoted to Bowne by its principal commercial banking lender from time to time.

         "Material Adverse Effect" means any change, effect or circumstance that, individually or when taken together with all such other changes, effects or circumstances, is or is reasonably likely to be materially adverse to the business, results of operations or financial condition of the Company.

         "Person" means and includes any natural person, corporation, limited liability company, partnership, limited partnership, firm, joint venture, association, joint-stock company, trust, business trust, unincorporated organization, governmental or regulatory body, or other entity of whatever nature.

         "Subsidiary" means, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity as are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

         "Transfer" shall be construed broadly and shall include any transfer by way of issuance, sale, assignment, hypothecation, disposition, participation, pledge, gift, bequeath, intestate transfer, distribution, liquidation, merger or consolidation.



                      ARTICLE II:  SALE OF STOCK; CLOSING

                 2.1 Stock Purchase. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth herein, at the Closing, the Stockholders shall sell to the Buyer, and the Buyer will purchase from the Stockholders, the Company Common Stock. At the Closing, the Buyer will deliver by wire transfer, in immediately available funds, to the account specified by the Stockholders, $1,500,000 and, within 30 days of the date hereof, will deliver to the Stockholders 10,000 shares of the Buyer's common stock, par value $.01 per share (the "Buyer Common Stock"). At the Closing, the Stockholders shall deliver to the Buyer, free and clear of Liens, certificates representing the Company Common Stock, with appropriate share transfer forms attached, duly endorsed in blank, together with evidence of payment of any applicable transfer taxes. The Stockholders shall be entitled to keep and transfer to themselves the items listed in Schedule 2.1.

                 2.2 Delivery of the Buyer Common Stock. In further consideration of the sale by the Stockholders of the Company

Common Stock, the Buyer agrees to deliver to the Stockholders (i) 10,000 shares of the Buyer Common Stock on January 2, 1998, (ii) 10,000 shares of the Buyer Common Stock on January 2, 1999, and (iii) $562,500 (the "Deferred Cash Purchase Price") on January 2, 2000 plus accrued interest at a rate of 10% per annum, such accrued interest to be paid on January 2 of each year. The Deferred Cash Purchase Price may, however, be prepaid by the Buyer at any time together with the accrued interest thereon to the date of prepayment. The Buyer shall pay any applicable stock transfer taxes in connection with the delivery of the Buyer Common Stock.

                 2.3 Closing; Closing Date. Upon the terms and subject to the conditions set forth herein, the closing of the transactions contemplated herein (the "Closing") will take place on the Closing Date at 2:00 p.m., New York City time, at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York. The "Closing Date" shall be the date on which the Closing occurs and shall mean March 7, 1997 or such other date and time as may be agreed by the parties hereto.

                 2.4 Earn-Out Payments. The Buyer shall pay to the Stockholders "Annual Earn-Out Payments" and the "Final Earn-Out Payment" (collectively, the "Earn-Out Payments") as follows:

                 (a)  Annual Earn-Out Payments.

                      (i) Determination. There shall be three Annual Earn-Out Payments. Each Annual Earn-Out Payment shall be an amount equal to twenty percent (20%) of the Business's Pre-Tax Income for each of calendar years 1997, 1998 and 1999, determined as provided in Section 2.4(c).

                      (ii)  Payment.  One-half of each Annual Earn-Out
                      Payment (the "Initial Payment") shall be paid by March 31 of the calendar year immediately following the year for which each Annual Earn- Out Payment is payable (e.g., by March 31, 1998 with respect to the calendar year ending on December 31, 1997). The remaining one-half of each Annual Earn-Out Payment (the "Remaining Balance") will bear interest at an annual rate of 10% (while not in default) and at an annual rate of 16% during any period when such payment is overdue, which interest will begin to accrue on the March 31 date by which the applicable Initial Payment is due (the "Required Payment Date"). Accrued interest on each Remaining Balance shall be paid on each March 31 following the Required Payment Date for the related Initial Payment until the Remaining Balance is paid. Each Remaining Balance shall be paid on or before March 31, 2000, together with accrued interest.

                 (b)  Final Earn-Out Payment.

                       (i) Determination. The Final Earn-Out Payment shall be the amount, if any, by which the Business's Pre-Tax Income for the year ending December 31, 1999 exceeds $562,500, determined as provided in Section 2.4(c).

                       (ii) Payment. The Final Earn-Out Payment shall be made on or before March 31, 2000.

                 (c) Successors. The Earn-Out Payments shall be paid to the Stockholders by the Buyer whether or not a Disposition Event (as defined in Section 2.5) occurs. If an Earn-Out Payment is not determinable because a Disposition Event has occured prior to the date such Earn-Out Payment is due, such Earn-Out Payment shall be calculated based on the Pre-Tax Income of the Business for the four (4) quarters immediately preceding such Disposition Event, and such Earn-Out Payment shall be payable upon the occurence of such Disposition Event pursuant to
                 Section 2.5.

                 (d) Determination of Earn-Out Payments. In connection with determining the amount of Earn-Out Payments, the following terms shall have the following meanings:

                      (i) "Pre-Tax Income" shall be determined as follows:

                            (1) Pre-Tax Income shall include the income of the Business, considered as an independent corporate entity prior to any deduction for:

                                        (x)  foreign, federal, state and local
                            taxes measured by earnings or gross income, the Michigan Single Business tax, and any income tax credits;

                                        (y)  interest, finance charges,
                            commitment fees, loan fees, "points" or other similar charges incurred in connection with borrowing money or financing the use of tangible or intangible property other than Interest on Buyer Advances; and

                                        (z)  fees, charges, costs and expenses
                            paid or payable to Buyer or any Affiliate of Buyer to the extent that such amounts exceed the amount which the Business could reasonably be expected to pay to independent third parties for the goods or services giving rise to such payments to Buyer or its Affiliate.

                            (2)  Pre-Tax Income shall be determined in
                      accordance with generally accepted accounting principles in the United States, consistently applied, but with the following additional adjustments:

                                        (w)  Assets of the Business as of the
                            Closing shall be valued in accordance with generally accepted accounting principles consistently applied which were used by the Company in its financial statement dated December 31, 1996, and without considering any adjustment to asset values from any allocation by Buyer of the purchase price for the Stock Purchase or any other payment made by Buyer pursuant to this Agreement or pursuant to any election made pursuant to Section 338(h)(10) of the Code.

                                        (x)  Buyer may charge management fees
                            and expenses to the Company but only to the extent they comply with Section 2.4(c)(i)(1)(z).


                                        (y)  If the Business makes any payment
                            or distribution to Buyer other than repayment of any Buyer Advances or Interest on Buyer Advances, the Business shall be deemed to have made a loan to Buyer bearing interest at an interest rate equal to LIBOR.


                                        (z)  Pre-Tax Income will exclude
                            extraordinary items such as the gain or loss on sales or divestitures from components of the Business.


                            (3) The parties hereto recognize, by reason of the
                      integration of the Business into the operations of Buyer, that certain adjustments to Pre-Tax Income may be necessary, in addition to the types of adjustments set forth above, in order that the calculation of Pre-Tax Income will not be distorted from the calculation which would be made if the Business were considered under generally accepted accounting principles to be an independent corporate entity.


                            (4) Pre-Tax Income for the calendar years ending
                      December 31, 1997, 1998 and 1999 shall be annually determined by the Company, and shall be set forth in a statement of Pre-Tax Income for such year (the "Annual Statement") and delivered to the Stockholders by March 1 of the following year. The Annual Statement shall be accompanied by a certificate of an officer of the Company to the effect that such Annual Statement was prepared in accordance with this Agreement. If the Stockholders disagree with the Company's formulation of the Annual Statement, they may have the Annual Statement reviewed by the independent certified public accountants who are then auditing the accounts of the Company (the "Company Accountants") within sixty (60) days following its receipt, and such Annual Statement shall be accompanied by a certificate of such accountants to the effect that such Annual Statement was prepared in accordance with this Agreement. In addition, the Stockholders may, at their expense, have the Annual Statement reviewed by a different nationally recognized firm of certified public accountants (the "Stockholders Accountants") within forty-five (45) days following its receipt, and Buyer will make available to Stockholders and their accountants such books and records of Buyer and the work papers of the Company Accountant which are relevant to determining Pre-Tax Income. If any differences exist between such accounting firms in the determination of Pre-Tax Income, the items in dispute shall be submitted to a mutually acceptable third firm of nationally recognized independent public accountants (the "Joint Accountants") for its determination, which shall be binding on the Stockholders and Buyer. Stockholders shall pay the fees and expenses of the Stockholders Accountants and one-half the fees and expenses of the Joint Accountants, unless
                      (I) the amount of Pre-Tax Income finally determined to have been earned exceeds the amount specified by the Company's Accountants by at least 10%, in which case Buyer shall pay the fees and expenses of the Stockholders Accountants and the Joint Accountants, or (II) the amount of Pre-Tax Income finally determined to have been earned exceeds the amount specified by the Company's Accountants by less than 4%, in which case the Stockholders shall pay the fees and expenses of the Stockholders Accountants and the Joint Accountants. Buyer shall pay the fees and expenses of the Company Accountant and one-half of the fees and expenses of the Joint Accountant except as provided in the preceding sentence.


                      (ii) "Interest on Buyer Advances" means interest calculated at an annual rate of LIBOR on that portion of Buyer Advances outstanding from time to time which exceed $2,000,000.


                      (iii) "Buyer Advances" means the aggregate outstanding balance of all loans, advances, capital contributions or other payments from the Buyer or any Affiliate of the Buyer to the Business. Buyer Advances do not include any payments made to the Stockholders pursuant to this Agreement.


                      (iv) "Business" means the Company, whether maintained as a separate corporate division, subsidiary or otherwise, together with its subsidiaries, considered on a consolidated basis after eliminating all intercorporate items between units of the Business; provided, however, that any business acquired or placed under the ownership or control of the Business after the Closing shall only be considered to be part of the Business with the consent of the Stockholders.


                 2.5 Disposition Payment. The Buyer shall pay to the Stockholders a Disposition Payment in the circumstances and amounts as follows:


                 (a) The Disposition Payment shall become payable in the following circumstances (each a "Disposition Event"):


                      (i) Buyer sells all or substantially all of the assets of the Business to an unaffiliated party pursuant to an agreement made on or before December 31, 2000;

                      (ii) Buyer establishes the Business or substantially all of the Business as a legal entity (the "Business Entity") and sells an ownership interest in the Business Entity to an unaffiliated party pursuant to an agreement made on or before December 31, 2000; or


                      (iii) The Business Entity issues to an unaffiliated party its capital stock or other equity securities or securities which may be converted into equity securities or pursuant to which equity securities may be acquired on or before, or pursuant to an agreement made on or before, December 31, 2000.


                 (b) The Disposition Payment shall be in the amount, if any, by which 10% of the "Business Payment" exceeds the sum of $562,500 and the amount, if any, previously paid as a Final Earn-Out payment. The Business Payment shall be determined as follows:


                      (i) If the Disposition Event is described in Section 2.5(a)(i), the Business Payment shall be an amount equal to the fair market value of the consideration paid or payable to the Buyer or an Affiliate of Buyer. If consideration is to be paid following the initial closing of the Disposition Event, the portion of the Business Payment relating to such future consideration shall be paid to the Stockholders when such future consideration is received by Buyer or such Affiliate, in the manner provided in Section 2.5(c) below;


                      (ii) If the Disposition Event is described in Section 2.5(a)(ii), the Business Payment shall be an amount equal to the fair market value of the entire Business determined by using the net proceeds received (or receivable) for the securities of the Business Entity which were sold by Buyer or such Affiliate;


                      (iii) If the Disposition Event is described in Section 2.5(a)(iii), the Business Payment shall be an amount equal to the fair market value of the entire Business determined by using the net proceeds received (or receivable) for the securities of the Business Entity which were issued or are issuable, but without giving effect to the proceeds received from the issuance of such securities.


                 (c) A Disposition Payment (or portion thereof) shall be paid to Stockholders within thirty (30) days after receipt by Buyer of the related Business Payment (or portion thereof).


                 2.6  Closing Actions.  At the Closing each of the

following will occur:

                 (a) Employment Agreements. Peter Jay Stafford shall enter into an Employment Agreement with Bowne Business Services, Inc. ("BBS"), and the Buyer shall cause BBS to enter into such Employment Agreement, substantially in the form attached hereto as Exhibit 2.6(a).


                 (b) Registration Rights Agreement. The Buyer shall enter into a Registration Rights Agreement (the "Registration Rights Agreement") with each of the Stockholders, substantially in the form attached hereto as Exhibit 2.6(b).


                 (c) Legal Opinion. The Buyer shall have received a legal opinion from Pepper, Hamilton & Scheetz, dated the Closing Date, substantially in the form attached hereto as Exhibit 2.6(c).


                 (d) Legal Opinion. The Company and the Stockholders shall have received a legal opinion from Simpson Thacher & Bartlett dated the Closing Date, substantially in the form attached hereto as Exhibit 2.6(d).


                 (e) Guarantees. Buyer shall, or shall cause the Company to, agree to take such action as is necessary to cause the obligations under the personal guarantees of Company indebtedness listed on
         Schedule 2.6(e) to be cancelled as promptly following the Closing Date as is commercially reasonable.

                  ARTICLE III:  REPRESENTATIONS AND WARRANTIES

                 3.1 Representations and Warranties of the Company. The Company represents and warrants to the Buyer as follows:

                 (a) Due Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan. The Company does not have any Subsidiaries.
The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect. Accurate and complete copies of the articles of incorporation, including all amendments thereto and restatements thereof, and bylaws of the Company have been delivered to the Buyer. Accurate and complete copies of the corporate minutes and the stock record books of the Company have been made available to the Buyer. Complete and accurate records with respect to the issuance, transfer, redemption and cancellation of shares of capital stock of the Company are contained in the stock record books which have been made available to the Buyer.

                 (b) Authorization and Validity of Agreement. The Company has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by the Board of Directors and stockholders of the Company, and no other corporate action on the part of the Company is necessary for the execution, delivery and performance by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Buyer, is a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

                 (c) Capitalization. As of the date hereof, the authorized capital stock of the Company is 1,000 shares of Company Common Stock and 100 shares of Company Common Stock are issued and outstanding. Except as set forth above, no shares of capital stock of the Company are issued, reserved for issuance or outstanding. Each outstanding share of the Company Common Stock is duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth on Schedule 3.1(c), there are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. There are no outstanding existing or authorized subscriptions, options, warrants, calls, rights, or any other agreements of any character relating to the sale, issuance or voting of any shares of the capital stock of, or other equity interests in, the Company or any securities convertible into or evidencing the right to purchase such capital stock or other equity interests in, the Company, and there are no voting trusts, stockholder agreements, or other agreements or understandings with respect to the voting or transfer of the Company Common Stock. As of the date hereof, the Stockholders are the only record and beneficial owners of the Company Common Stock in the amounts set forth on Schedule 3.1(c).

                 (d) Subsidiaries. Except as set forth on Schedule 3.1(d), the Company has no Subsidiaries and there are no corporations, partnerships, joint ventures, associations or other entities in which the Company owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same. Except as set forth on
Schedule 3.1(d), the Company is not a member of (nor is any part of the Company's business conducted through) any partnership, nor is the Company a participant in any joint venture or similar arrangement.

                 (e) No Conflict; Consents. The execution, delivery and performance by the Company of this Agreement and the consummation by it of the transactions contemplated hereby will not either alone or with the passage of time or both: (i) violate any provision of any law, rule, regulation, order, judgment or decree applicable to the Company; (ii) require any consent or approval of, or filing with or notice to, any governmental or regulatory authority under any provision of any law applicable to the Company; (iii) violate the Articles of Incorporation or By-laws (or equivalent organizational documents) of the Company; and (iv) require any consent, approval or notice under, and will not conflict with, or result in the breach or termination of, or constitute a default under, or result in the acceleration of the performance by the Company, under, any contract, indenture, mortgage, deed of trust, lease, license, franchise, agreement or other instrument to which the Company is a party or by which any of them, or any of their assets, are bound or encumbered, other than, in the case of clauses (i), (ii) or (iv), any consent, approval, filing or notice that would not, if not given or made, or any violation, conflict, breach, termination, default or acceleration which would not (x) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (y) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

                 (f) Financial Statements. The Company heretofore has delivered to the Buyer (i) a copy of the balance sheet of the Company as at December 31, 1996 (such balance sheet and any notes thereto being referred to herein as the "Balance Sheet"), the income statements of the Company for each year in the two-year period ended December 31, 1996 (such income statements and any notes thereto being referred to herein as the "Income Statements" and, collectively with the Balance Sheets and the, the "Financial Statements"). The Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis, except that there are no notes thereto. The Financial Statements accurately reflect the books, records and accounts of the Company in all material respects and present fairly in all material respects as of the dates and for the periods stated therein the financial condition and results of operations of the Company subject, in the case of unaudited interim period financial statements, to the absence of footnotes and to normal and recurring year-end adjustments which are not expected to be material. The Financial Statements do not reflect tax distributions which will be made to Stockholders.

                 (g) Tax Matters. For purposes of this Section 3.1(g), any reference to the Company shall include any corporation that merged or was liquidated with and into the Company. Except as disclosed in Schedule 3.1(g):

                 (i) All Tax Returns required to be filed by or with respect to the Company have been timely filed and all such Tax Returns are complete and correct in all respects. The Company has (i) timely paid all Taxes that are due, or that have been asserted in writing by any taxing authority to be due, from or with respect to it for the periods ending prior to the date hereof (including Taxes attributable to the period ending on the Closing Date under Section 6.1(a)) or (ii) made adequate provisions in the Financial Statements for any such Taxes that have not been paid, whether or not shown as being due on any Tax Returns.

                 (ii) No claim for unpaid Taxes has become a lien against the property of the Company or is being asserted against the Company.

                 (iii) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company for any taxable period, and no power of attorney granted by or with respect to the Company relating to Taxes is currently in force.

                 (iv) No audit or other proceeding by any governmental entity has formally commenced and no specific written notification has been given to the Company that such an audit or other proceeding is pending or threatened with respect to any Taxes due from or with respect to the Company or any Tax Return filed by or with respect to the Company. No assessment of Tax has been proposed in writing to the Company against the Company or any of its assets or properties.

                 (v) As of the Closing Date, the Company shall not be a party to, be bound by or have any obligation under, any Tax sharing agreement or similar contract or arrangement.

                 (vi) There is no contract or agreement, plan or arrangement by the Company covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company by reason of section 280G of the Code, as now in effect.

                 (vii) The Company has not been and is not currently in violation (or, with or without notice or lapse of time or both, would be in violation) of any applicable law or regulation relating to the payment or withholding of Taxes. The Company has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws and regulations.

                 (viii) The Company has not acquired property from or disposed of property for proceeds less than fair market value thereof to, any Person with whom it does not deal at arm's length.

                 (ix) For all taxable periods prior to the Buyer's purchase of the Company Common Stock pursuant to this Agreement, the Company was a "small business corporation" as defined in section 1361(b) of the Code and has had a valid and effective election under section 1362(a) of the Code and applicable state law statutes to be an S corporation for such periods.

                 (x) Without limiting the foregoing representations in any way, the Company has collected all sales and use Taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate governmental authorities, or have been furnished properly completed exemption certificates. The Company (i) has in its possession all records and supporting documents required by all applicable sales and use Tax statutes and regulations regarding the collection and payment of all sales and use Taxes required to be collected and paid over and regarding all exempt transactions for all periods open under the applicable statute of limitations as of the Closing Date, and (ii) has maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

                 (xi) As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental entity. As used herein, "Tax Return" shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                 (h) Insurance. As of the date hereof, the Company maintains the insurance policies listed on Schedule 3.1(h). All such policies are in full force and effect, all premiums due thereon have been paid and the Company has complied in all material respects with the provisions of such policies.

                 (i) Title to Property; Liens and Encumbrances. (i) The Company does not own any real property. Schedule 3.1(i) lists all leases relating to the Leased Premises. The Company owns a valid and subsisting interest as lessee of the Leased Premises and except as set forth on Schedule 3.1(i) hereto, the interest of the Company in all such Leased Premises is free and clear of all Liens except (i) statutory Liens arising or incurred in the ordinary course of business with respect to which the underlying obligations are not delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves for monies owed are reflected on the Financial Statements in accordance with generally accepted accounting principles, (ii) Liens for taxes under the Leases not yet delinquent or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected on the Financial Statements in accordance with generally accepted accounting principles, and (iii) Liens and defects in title that are not material to the lessee (the types of Liens identified in clauses (i) through (iii) above being herein referred to as "Permitted Liens").

                 (ii) To the best of the Company's knowledge, all improvements in the Leased Premises are in compliance with applicable zoning and land use laws, ordinances and regulations in all respects necessary to conduct the operation of the Company operating thereon as presently conducted, except for compliance with the Americans with Disabilities Act and except for any instances of non-compliance which do not and will not in the aggregate have a material adverse effect on the owner or lessee of such Leased Premises. All such improvements are in good working condition and repair, subject to ordinary wear and tear, are insurable at standard rates, and comply in all material respects with applicable federal, state and local statutes, ordinances and regulations.

                 (iii) Except as specified on Schedule 3.1(i) and except for Permitted Liens, the Company has good title to the tangible personal property owned by it free and clear of all Liens. All tangible personal property owned by any of the Company is in a good state of repair and operating condition subject to normal repair, maintenance and replacement.

                 (j) Patents, Trademarks, Tradenames, Service Marks and Copyrights. Schedule 3.1(j) sets forth all Intellectual Property owned, licensed or used by or registered in the name of the Company. To the knowledge of the Company, the Company owns, free and clear of all Liens, and without infringement on the rights of others, all right and interest in, and right and authority to use in connection with the conduct of its business as presently conducted, all Intellectual Property used in such business and there are not outstanding or, to the knowledge of the Company, threatened judicial or adversary proceedings with respect thereto.

                 (k) Legal Proceedings. Except as set forth on Schedule 3.1(k), there is no claim, legal action, decree, judgment, order, arbitration or administrative or other proceeding, suit or governmental investigation pending, or to the knowledge of the Company, threatened, against the Company which, individually or in the aggregate, could have a Material Adverse Effect or which, as of the date hereof, seeks to enjoin or prohibit or otherwise question the validity of any action to be taken by the Company in connection with this Agreement. As of the date hereof, to the Company's knowledge, there are no events or conditions which could reasonably be expected to result in a claim, legal action, decree, judgment, order, arbitration or administrative or other proceeding, suit or governmental investigation of the Company which, individually or in the aggregate, would have a Material Adverse Effect

                 (l) Conduct of Business in Compliance with Laws. (i) The Company is not in violation of, or in default with respect to, any order, law, rule, regulation, judgment, order or decree of any federal, state, foreign, municipal or governmental department, commission, board, bureau, agency or instrumentality which affects the Company, except where the violation or default would not give rise, individually or in the aggregate, to a Material Adverse Effect and except as set forth on Schedule 3.1(l).

                 (ii) The Company possess all material governmental licenses, permits, franchises and other authorizations of any federal, state, local or foreign governmental authority ("Licenses"). All such Licenses are in full force and effect except for those whose failure to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect. To the Company's knowledge, no proceeding is pending or threatened seeking the revocation or limitation of any such License that could, individually or in the aggregate, have a Material Adverse Effect.

                 (m) Absence of Undisclosed Liabilities. Except for liabilities reflected or reserved against in the Financial Statements, the Company does not have any liabilities, commitments, indebtedness or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due that would be required to be reflected on a balance sheet (or required to be disclosed in the notes thereto) prepared in accordance with generally accepted accounting principles and that would, individually or in the aggregate, have a Material Adverse Effect; except the Company is obligated to make distributions prior to the Closing to the Stockholders sufficient to enable them to pay federal, state and local income taxes due with respect to 1996 and the period beginning January 1, 1997 and ending on the Closing Date; provided, however, to the extent such distributions are not sufficient to enable the Stockholders to pay federal, state and local income taxes due with respect to 1996 and the period beginning January 1, 1997 and ending on the Closing Date, Buyer shall, or shall cause the Company to, make a payment to the Stockholders by March 31, 1997 in an amount equal to such deficiency.

                 (n)  Absence of Changes or Events.  Except as set forth on
Schedule 3.1(n), since December 31, 1996, (i) the business of the Company has been conducted in all material respects only in the ordinary course, (ii) the Company has not, except in the ordinary course of business, purchased, sold, assigned or transferred any of the assets of the Company or made or obligated itself in any way to make any increase in the compensation, incentive, opportunity or benefits payable to any employee of the Company, except for regular periodic employee pay raises consistent with past practice and (iii) there has not been a

Material Adverse Effect in the Company, taken as a whole, except for any change resulting from general economic, financial or market conditions.

                 (o) Employee Benefit Plans. (i) Schedule 3.1(o) contains a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which any employee or former employee of the Company has any present or future right to benefits or under which the Company has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plans". The Company is not a party to any collective bargaining agreement. The Company has never maintained a defined benefit plan or contributed to a multi-employer plan within the meaning of ERISA section 3(37) and no Company Plan has ever been subject to Title IV of ERISA.

                 (ii) With respect to each Company Plan, the Company has delivered or made available to the Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications (or a description of any material oral communications) by the Company to its employees concerning the extent of the benefits provided under a Company Plan; and (iv) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, if any exist, and (C) attorney's response to an auditor's request for information.

                 (iii) (A) Each Company Plan has been established and administered in accordance with its terms, and in substantial compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (B) each Company Plan which is intended to be qualified within the meaning of Code section 401(a) is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that would cause the loss of such qualification;
(C) no event has occurred and no condition exists that would subject the Company, either directly or by reason of its affiliation with any member of its "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b),
(c), (m) or (o)), to any tax, fine, lien or penalty imposed by ERISA, the Code or other applicable laws, rules and regulations; (D) for each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; and (E) no non-exempt "prohibited transaction" (as such term is defined in ERISA section 406 and Code section 4975) has occurred with respect to any Company Plan.

                 (iv) With respect to any Company Plan, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Company's knowledge, threatened, and (ii) no facts or circumstances exist that could give rise to any such actions, suits or claims.

                 (v) No Company Plan exists that could result in the payment to any present or former employee of the Company of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of the Company as a result of the transaction contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code section 280G.

                 (p) Environmental Matters. (i) Except as would not reasonably be expected to result individually or in the aggregate in any material liability under any Environmental Law (as hereinafter defined), all operations and uses by the Company of the Leased Premises are in compliance with all currently applicable environmental statutes, ordinances, regulations and orders relating to the protection of the environment (collectively, "Environmental Laws"). The Company has obtained all permits necessary under Environmental Laws for the operation of their businesses, and all such permits are in full force and effect and the Company is in substantial compliance with the terms and conditions of all such permits. To the knowledge of the Company, there are no outstanding Liens on the Company's interest in the Leased Premises under any Environmental Laws. The Company has not received any notice of, or is otherwise aware of, any administrative or judicial investigations, proceedings or actions with respect to violations, alleged or proven, of any Environmental Laws by the Company or any tenants or subtenants of the Company, or otherwise involving such Leased Premises or the operations conducted on or in such Leased Premises.

                 (ii) To the knowledge of the Company, and except as would not reasonably be expected to result individually or in the aggregate in any material liability under any Environmental Law, the Leased Premises are in compliance with all Environmental Laws and there has been no release (nor, to the knowledge of the Company, is there any substantial threat of a release) of any hazardous substance at or from such Leased Premises in amounts or concentrations requiring remediation under or that would violate current Environmental Laws. To the knowledge of the Company, there are no hazardous substances present on such Leased Premises except for ordinary quantities of properly stored hazardous substances found in consumer or commercial products that are used in the normal course of the Company's business, including grounds and building operation and maintenance, or except as otherwise present in material compliance with Environmental Laws or as would not reasonably be expected to result individually or in the aggregate in any material liability under any Environmental Law.

                 To the knowledge of the Company, there are no underground storage tanks, or underground piping associated with such tanks, at such Leased Premises.

                 (q) Affiliate Transactions. Except as set forth on Schedule 3.1(q) and except for the Employment Agreement with Peter Jay Stafford being executed simultaneously herewith, the Company does not have any outstanding contract, agreement or other arrangement with any of the Stockholders or any of such Stockholders' Affiliates which will continue in effect subsequent to the Closing or, other than the movement of monetary assets, has not engaged in any transaction outside the ordinary course of business consistent with past practice with the Stockholders or their Affiliates since December 31, 1995 which was (x) material to the business or operations of the Company taken as a whole or (y) undertaken in contemplation of the sale of the Company.

                 (r) Material Contracts. Schedule 3.1(r) lists all contracts, agreements, leases, and licenses, including, without limitation, all collective bargaining agreements and employment agreements and consulting agreements as to which the Company is a party or by which it is bound, providing for payments in excess of $10,000 per year. Such contracts are collectively referred to herein as "Material Contracts". The Company has delivered or made available to the Buyer copies of all such Material Contracts. Except as set forth on Schedule 3.1(r) hereto, each Material Contract is valid and binding (except to the extent that the invalidity or nonbinding nature of any Material Contract would not have a Material Adverse Effect) and is in full force and effect in accordance with its terms and the Company has not granted any material waivers or forebearances thereunder nor is the Company, or to the knowledge of the Company, any third party, in material default in the performance of any of its obligations under any such Material Contract and no event or circumstance has occurred which, with the giving of notice or the lapse of time or both, would constitute a material default by the Company under any Material Contract. Except as set forth on Schedule 3.1(r), the transactions contemplated hereby may be consummated without the consent of any party to any Material Contract and such sale will not affect the validity or enforceability of any such Material Contract or cause any material change in the substantive terms thereof.

                 (s)  Brokers, Finders, etc.   The Company has not employed any
broker, finder, consultant or other intermediary who is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with the transactions contemplated by this Agreement.

                 3.2 Representations and Warranties of the Stockholders. The Stockholders, jointly and severally, represent and warrant to the Buyer as follows:

                 (a) Authorization and Validity of Agreement. Each of the Stockholders has legal capacity to enter into this Agreement and perform its obligations hereunder. This Agreement has been duly executed and delivered by each Stockholder and, assuming due authorization, execution and delivery by the Buyer, is a valid and legally binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

                 (b) Investment Intent. Each Stockholder understands that except as provided in the Registration Rights Agreement, the Buyer Common Stock delivered in connection with the transactions contemplated herein will not be registered under the Securities Act of 1933, as amended (the "Act"), or any other applicable securities laws. Each Stockholder is acquiring the Buyer Common Stock for investment for his own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof, except as contemplated by the Registration Rights Agreement provided for herein. Each Stockholder agrees and acknowledges that he will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any shares of the Buyer Common Stock received hereunder unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to an effective registration statement under the Act or counsel for such Stockholder (which counsel shall be acceptable to the Buyer) shall have furnished the Buyer with an opinion, satisfactory in form and substance to the Buyer, that no such registration is required because of the availability of an exemption from registration under the Act. Each Stockholder further represents and warrants that (i) his financial condition is such that he can afford to bear the economic risk of holding the Buyer Common Stock for an indefinite period of time and has adequate means for providing for his current needs and personal contingencies, (ii) he can afford to suffer a complete loss of his investment in the Buyer Common Stock, and (iii) his knowledge and experience in financial and business matters are such that he is capable of evaluating the merits and risks of his acquisition of the Buyer Common Stock as contemplated by this Agreement.

                 3.3 Representations and Warranties of the Buyer. The Buyer represents and warrants to the Company and the Stockholders as follows:

                 (a) Due Organization and Power of the Buyer. The Buyer is a corporation duly organized and validly existing under the laws of the State of New York. The Buyer is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect.

                 (b) Authorization and Validity of Agreement. The Buyer has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder. The execution, delivery and performance by the Buyer of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by its Board of Directors and no other corporate action on the part of the Buyer including, without limitation, action of the Buyer's stockholders, is necessary for the execution, delivery and performance by the Buyer of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and, assuming due authorization, execution and delivery by the Company and the Stockholders, is a valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

                 (c) No Conflict; Consents. The execution, delivery and performance by the Buyer of this Agreement and the consummation by each of them of the transactions contemplated hereby will not either alone or with the passage of time or both: (i) violate any provision of any law, rule, regulation, order, judgment or decree applicable to the Buyer; (ii) require any consent or approval of, or filing with or notice to, any governmental or regulatory authority under any provision of any law applicable to the Buyer;
(iii) violate the Certificate of Incorporation or By-laws of the Buyer; and
(iv) require any consent, approval or notice under, and will not conflict with, or result in the breach or termination of, or constitute a default under, or result in the acceleration of the performance by the Buyer, under, any contract, indenture, mortgage, deed of trust, lease, license, franchise, agreement or other instrument to which the Buyer is a party or by which any of them, or any of their assets, are bound or encumbered, other than, in the case of clauses (i), (ii) or (iv), any consent, approval, filing or notice that would not, if not given or made, or any violation, conflict, breach, termination, default or acceleration which would not (x) have a Material Adverse Effect, (y) impair in any material respect the ability of the Buyer to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

                 (d) Validity of the Buyer Common Stock. The Buyer Common Stock to be delivered in consideration for Company Common Stock, when issued and delivered in accordance with the terms hereof, will be duly authorized and validly issued in compliance with state and federal securities laws, free and clear of any liens, encumbrances or claims of other persons (other than liens, encumbrances or claims resulting from acts of the Company or any Stockholder), and will be fully paid and nonassessable with no personal liability attached to the ownership thereof and will not be subject to any preemptive rights under the New York Business Corporation Law.

                 (e) The Buyer's SEC Reports. The Buyer has timely filed with the Securities and Exchange Commission (the "SEC") all reports, registration statements and other documents, together with any amendments thereto, required to be filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (all such reports, registration statements and documents filed with the SEC since October 31, 1996 are collectively referred to as the "Buyer's SEC Reports"). As of their respective dates, the Buyer's SEC Reports complied in all material respects with all rules and regulations promulgated by the SEC and did not (at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing)) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 (f) Financial Statements. The consolidated financial statements of the Buyer included in the Buyer's SEC Reports (collectively the "Buyer Financial Statements") present fairly, in all material respects, the consolidated financial position of the Buyer and its Subsidiaries as of the respective dates and the results of its operations for the periods covered in accordance with generally accepted accounting principles (subject, in the case of unaudited interim period financial statements, to the absence of footnotes and to normal and recurring year-end adjustments which are not expected to be material). Buyer has delivered to the Stockholders the Buyer Financial Statements.

                 (g)  Absence of Changes or Events.  Since October 31, 1996,
(i) the business of the Buyer has been conducted in all material respects only in the ordinary course and (ii) there has not been a Material Adverse Effect in the Buyer and its Subsidiaries.

                 (h)  Brokers, Finders, etc.   Buyer has not employed any
broker, finder, consultant or other intermediary who is or will be entitled to any broker's or finder's fee or any other commission or similar fee from the Buyer in connection with the transactions contemplated by this Agreement.

                       ARTICLE IV: ADDITIONAL AGREEMENTS

                 4.1 Internet Services and the Business. The Buyer may continue to do conversions in its normal core business and software localization on the Internet which are incidental to its other business operations (the "Incidental Services") and, as further detailed in Schedule 4.1, such Incidental Services shall not constitute part of the Business (as defined in Section 2.4(c)). Prior to January 1, 2000, except for Incidental Services, without the consent of the Stockholders (which will not be unreasonably withheld) Buyer will not provide Internet-related services except to the extent that they are included in the Business for purposes of determining Earn-Out Payments and Disposition Payments and are under the direction and control of the management of the Business. The Buyer will maintain books and records for the Business as a separate profit center regardless of whether the Company is maintained as a separate legal entity separate and apart from the Buyer or any of the Buyer's other Subsidiaries.

                 4.2 Intercompany Loan. The Buyer agrees to provide investment capital of at least $2,000,000 to the Company by December 31, 1998, plus a line of credit for working capital purposes in such amount as from time to time, subject to sound business principles and appropriate justification, the management of the Company may dictate. Any such financing will be evidenced by an intercompany note and at such interest rate and on such terms as the Buyer shall determine; provided, however, solely for purposes of determining the Earn-Out Payments interest shall be computed as provided in Section 2.4.


                 4.3  S Termination Year.  Notwithstanding the provisions of
Section 6.1, the transactions contemplated by this Agreement will cause the Company to terminate its status as an S corporation for United States federal income tax purposes, effective as of the date preceding the Closing (the "Termination Date"). Pursuant to section 1362(e)(1) of the Code, the Company shall have two short taxable years for the year that includes the Closing Date, an S short year beginning January 1 of such year and ending on the Termination Date and a C short year beginning on the Closing Date and ending on the next succeeding close of the Buyer's consolidated return taxable year. The Buyer and the Stockholders shall elect and shall consent, pursuant to section 1362(e)(3) of the Code, to allocate tax items to the S short year and the C short year pursuant to normal tax accounting rules (the "closing of the books method"). The allocation of such items shall be done on a basis consistent with the Company's past accounting practice and in a manner reasonably satisfactory to the Buyer and the Seller. The Stockholders covenant and agree that they have duly included, or will duly include, in their own income tax returns their allocable share of the Company's items of income, gain, loss, deduction or credit attributable to the S short year and all prior periods as required by applicable law and shall pay any and all Taxes required to be paid with respect to such items for such taxable periods.

                 4.4 Tax Distributions. By the Closing, Buyer will, or shall cause the Company to, make distributions to the Stockholders sufficient to enable the Stockholders to pay federal, state and local taxes due with respect to 1996 and the period beginning January 1, 1997 and ending on the Closing Date, provided, however, to the extent such distributions are not sufficient to enable the Stockholders to pay federal, state and local income taxes due with respect to 1996 and the period beginning January 1, 1997 and ending on the Closing Date, Buyer shall, or shall cause the Company to, make a payment to the Stockholders by March 31, 1997 in an amount equal to such deficiency.

                          ARTICLE V:  INDEMNIFICATION

                 5.1  Indemnification Against Loss Due to Inaccuracies in
Company's or Stockholders' Representations and Warranties, Etc.   (a)  The
Stockholders, jointly and severally, indemnify the Buyer and its Subsidiaries and Affiliates (collectively, the "Buyer Indemnified Parties") against, and agree to hold the Buyer Indemnified Parties harmless from, all losses, costs, damages, liabilities, claims, demands, judgments, settlements and expenses of any nature whatsoever, governmental or non-governmental (including, but not limited to, reasonable fees and expenses of counsel and expenses of investigation) (collectively, "Losses") incurred directly or indirectly because or resulting from or arising out of the fact that any matter which is the subject of a representation or warranty contained in Section 3.1 or 3.2 is not as represented or warranted or the failure of the Company or any Stockholder to fulfill in any respect any of its obligations under this Agreement which is required to be fulfilled before or after the Closing Date.

                 (b) Notwithstanding the provisions of Section 5.1(a), the Buyer will not have a right to make a claim thereunder except for the amount by which the aggregate of all claims made under Section 5.1(a) which have not previously been reimbursed to Buyer and as to which Buyer would have been entitled to receive reimbursement from the Stockholders in the absence of this
Section 5.1(b) exceeds $100,000 (the "Basket Amount"). However, the limitations set forth in the preceding sentence shall not apply to any claim for indemnification arising out of or in any manner incident, relating or attributable to (i) any inaccuracy or incorrectness in any representation or warranty contained in Sections 3.1(a), (b), (c) or (g) or Section 3.2, (ii) a breach of a covenant by a Stockholder, or (iii) an inaccurate or incorrect representation or warranty which, when made, was known by a Stockholder to have been inaccurate or incorrect. Notwithstanding the provisions of Section 5.1(a), the total obligation of the Stockholders under Section 5.1(a) shall not exceed the amount of the cash payments pursuant to Stockholders in payment for their Company Common Stock and with respect to any Buyer Common Stock which has been sold, the value of such stock on the date of this Agreement.

                 (c) If Buyer, the Company or any of their Affiliates receives a tax benefit as a result of a matter subject to an indemnification claim under
Section 5.1, Buyer shall apply such tax benefit as follows:


                      (i) Buyer shall pay Stockholders an amount equal to the lesser of: (A) the amount of such tax benefit or (B) amounts previously paid by Stockholders to Buyer pursuant to Section 5.1(a);


                      (ii) To the extent such tax benefit exceeds the amount paid to Buyer pursuant to subclause (i) above, the amount of such excess shall be an additional Basket Amount; and


                      (iii) If any such tax benefit is later disallowed by the taxing authority, then Stockholders shall promptly refund to Buyer the amount of any payment to Stockholders pursuant to subclause (i) above plus interest charged by the taxing authority on such disallowed tax benefit and any adjustment to the Basket Amount on account of such tax benefit under subclause (ii) above shall be reversed and eliminated and Stockholders shall promptly pay to Buyer any payment which may be due as a result of the elimination of such adjustment to the Basket Amount.

                 (d) If any indemnity payment is determined to be taxable income by any taxing authority, then the Indemnifying Party shall indemnify the Indemnified Party for any Taxes payable by such Indemnifying Party by reason of the receipt of such indemnity payment (including any payments under this Section 5.1(d)), determined at an assumed marginal tax rate equal to the highest marginal tax rate then in effect for corporate or individual taxpayers, as the case may be, in the relevant jurisdiction.

                 5.2 Indemnification Against Loss Due to Inaccuracies in the Buyer's Representations and Warranties, Etc. The Buyer indemnifies the Stockholders and their Affiliates (the "Stockholder Indemnified Parties") against, and agrees to hold the Stockholder Indemnified Parties harmless from, all Losses incurred directly or indirectly because or resulting from or arising out of the fact that any matter which is the subject of a representation or warranty contained in Section 3.3 is not as represented or warranted or the failure of the Buyer to fulfill in any respect any of its obligations under this Agreement which is required to be fulfilled before or after the Closing Date.

                 5.3  Limit on Claims.  Any claim for indemnification under
Section 5.1 (other than with respect to the representation contained in Section 3.1(g)) or 5.2 or otherwise under this Agreement must be made by notice as provided herein not later than March 7, 2000; provided that any claim for indemnification under Section 5.1 with respect to the representation contained in Section 3.1(g) must be made within 90 days after the expiration of the statute of limitations (including extensions thereof) applicable to such Taxes. Any indemnity obligation of the Stockholders pursuant to Section 5.1 or otherwise under this Agreement must be satisfied by way of a deduction to any deferred deliveries or payments due under Section 2.2 or 2.4.

                 5.4 Procedure. Except as provided in Section 6.8 with respect to a Tax Claim (as defined below), if any claim or demand by any person is made against a the Buyer Indemnified Party or a Stockholder Indemnified Party (collectively, an "Indemnified

Party"), and if such Indemnified Party intends to seek indemnity with respect thereto under this Article V, such Indemnified Party shall promptly notify the indemnifying party in writing of such claim or demand, provided that the failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have hereunder unless it is actually prejudiced thereby. The indemnifying party shall have 30 days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with the indemnifying party in connection therewith; provided that the Indemnified Party may participate at its own expense in such settlement or defense through counsel chosen by such Indemnified Party. The Indemnified Party shall have the right to pay or settle any such claim; provided that in such event it shall waive any right to indemnity therefor by the indemnifying party. If the indemnifying party does not notify the Indemnified Party within 30 days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim in its sole discretion and shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The indemnifying party shall not, except with the consent of the Indemnified Party, enter into any settlement that does not include as an unconditional term thereof the giving by the person or persons asserting such claim to all Indemnified Parties an unconditional release from all liability with respect to such claim or consent to entry of any judgment. Notwithstanding the foregoing, following the Closing, the Buyer will afford to the Stockholder Indemnified Parties and their counsel, accountants and other authorized representatives reasonable access during normal business hours to the properties, books and records of the Buyer (and permit the Stockholder Indemnified Parties and their counsel, accountants and other authorized representatives to make copies of such books and records at their own expense), to the extent that such access may be reasonably required to facilitate the investigation, litigation and final disposition of any claim which may have been or may be made against any Stockholder Indemnified Party relating to the Company or any of the transactions contemplated by this Agreement. The Stockholder Indemnified Parties shall keep, and shall cause its agents, attorneys, employees and representatives to keep, confidential all information obtained by any of them with respect to the Buyer.

                 5.5 Payment. On each occasion that an Indemnified Party shall be entitled to indemnification or reimbursement under this Article V, the indemnifying party shall, at each such time, promptly pay the amount of such indemnification or reimbursement. If the Indemnified Party shall be entitled to indemnification under this Article V and the indemnifying party shall not elect to control any legal proceeding in connection therewith, the indemnifying party shall pay upon request from time to time to the Indemnified Party an amount equal to the Indemnified Party's costs and expenses arising as a result of such proceeding which have not been previously reimbursed.

                           ARTICLE VI:   TAX MATTERS

                 6.1 Taxable Year of Company. Except as provided in Section 4.3, the Stockholders and the Buyer shall, to the extent permitted by applicable law, elect with the relevant taxing authority to close the taxable period of Company at the end of the day on the Closing Date. In any case where applicable law does not permit the Company to close its taxable year on the Closing Date, then Taxes attributable to the taxable period of the Company beginning on or before and ending after the Closing Date (including without limitation any Taxes resulting from a Tax audit or administrative or court proceeding) shall be apportioned to the period ending on the Closing Date and to the period beginning on the day after the Closing Date by means of a closing of the books and records of the Company as of the close of business on the Closing Date and, to the extent not susceptible to such allocation, by apportionment on the basis of elapsed days unless such Tax is transaction based (such as sales, transfer and other similar Taxes) in which case such Tax shall be apportioned to the period in which the related transaction occurred/occurs.

                 6.2  Section 338(h)(10) Election.    (a)  At the Buyer's
election, Buyer shall prepare and join the Stockholders in making a joint election under Section 338(h)(10) of the Code and regulations promulgated thereunder (and any comparable election under state or local tax law). The Stockholders and the Buyer shall report the transaction consistent with such elections under Section 338(h)(10) of the Code or any similar state or local tax provision (the "Elections") and agree not to take any action that could cause such Elections to be invalid, and shall take no position contrary thereto unless required to do so pursuant to a determination (as defined in Section 1313(a) of the Code) or any similar state or local tax provision.

                 (b) The Buyer shall prepare any and all forms necessary to effectuate the Elections (including, without limitation, Internal Revenue Service Form 8023 and any similar forms under applicable state and local income tax laws (the "Section 338 Forms")) and, to the extent possible, the Stockholders and the Buyer shall execute as of the Closing Date, the Section 338 Forms. In the event, however, any Section 338 Forms are not executed by the Closing Date, the Stockholders and the Buyer shall complete each such
Section 338 Form no later than 15 days prior to the date such Section 338 Form is required to be filed. Each of the Stockholders shall execute the Section 338 Forms and the Buyer shall cause the Section 338 Forms to be duly executed by than authorized person for the Buyer and shall duly and timely file the
Section 338 Forms in accordance with applicable tax laws and the terms of this Agreement.

                 6.3 Section 338 Allocation. As soon as practicable after the Closing Date, the Stockholders and the Buyer shall agree on the fair market value of the assets of the Company and the allocation of the deemed sales price of the assets of Company resulting from the Elections (as required pursuant to Section 338(h)(10) of the Code and regulations promulgated thereunder) among such assets (the "Section 338 Allocation"). If the Stockholders and the Buyer are unable to agree on the Section 338 Allocation within 30 days after the Closing, they shall request a nationally recognized accounting firm to prepare the Section 338 Allocation. The Stockholders and the Buyer shall file all Tax Returns consistently with the Section 338 Allocation.

                 6.4 Filing Returns. (a) Buyer shall cause the Company to prepare and timely file with the appropriate authorities all Tax Returns required to be filed for Tax periods ending after the Closing Date.

                      (b) The Stockholders shall cause the Company to prepare and timely file with the appropriate authorities all Tax Returns required to be filed for Tax periods ending on or before the Closing Date, including Tax Returns for any Tax period ending on the Closing Date (referred to as "1997 Short Year Returns").

                 6.5 Refunds or Credits. Any refunds or credits of Taxes of the Company relating to any Tax period ending on or before the Closing Date shall be for the account of the Stockholders, and if received by the Company or Buyer, shall be promptly forwarded to the Stockholders. Any refunds or credits of Taxes of the Company for any Tax period beginning after the Closing Date shall be for the account of Buyer and the Company. Any refunds or credits of Taxes of the Company for any Tax period that includes (but does not end on) the Closing Date (a "Straddle Period") shall be equitably apportioned between the Stockholders and Buyer.

                 6.6 Indemnification of Tax Costs of Section 338(h)(10) Election. Notwithstanding anything in this Agreement to the contrary, Buyer agrees to indemnify the Stockholders for (i) any Taxes and interest payable to a taxing authority (including Taxes on amounts paid pursuant to this Section 6.7) incurred by the Stockholders that arise directly or indirectly from the sale of the Stockholders' stock in the Company accompanied by the Section 338(h)(10) election, and that would not have been incurred upon a sale of the Stockholders' stock in the Company but for the making of that election, with such indemnification obligation based on the difference between (A) the tax liability of the Stockholders and the Company with respect to the sale of the Stockholders' stock in the Company pursuant to a Section 338(h)(10) election and (B) the deemed Tax liability of the Stockholders with respect to a deemed sale of the Stockholders' stock in the Company unaccompanied by a Section 338(h)(10) election, and (ii) reasonable attorneys' fees and other costs incurred by the Stockholders in any subsequent action or claim successfully enforcing this indemnification obligation, and that arise after the Closing Date and that relate to the determination of the amount or timing of Taxes resulting from the Section 338(h)(10) election. On or before April 30, the Stockholders shall propose the amount of the initial indemnification. If Buyer does not approve the proposed amount, Buyer must notify the Stockholders of the disagreement within 10 days of the notification of the proposed amount, and the parties shall promptly negotiate in good faith to reconcile the differences. Without limiting the indemnity agreed to in this Section, the Stockholders shall have no obligation to join in, and Buyer shall not file a Section 338(h)(10) election, unless prior to the time for filing the Company or Buyer has paid to the Stockholders the initial indemnification amount. In the event of any subsequent adjustment of the Taxes incurred by the Stockholders or by the Company for the account of the Stockholders, that arise directly or indirectly from the making of the
Section 338(h)(10) election, the amount of Buyer's indemnity obligation will be recomputed and appropriate payments made between the Stockholders and Buyer as appropriate.

                 6.7  Procedures Relating to Indemnification of Tax Claims.
(a) Notice of a Tax Claim. Notwithstanding the provisions of Section 5.4, if a claim shall be made by any taxing authority, which if successful might result in an indemnity payment pursuant to Section 6.7, the party receiving notice of such claim shall promptly notify the other party in writing of such claim (a "Tax Claim").

                      (b) Conduct of Proceedings. With respect to any Tax Claim that might result in an indemnity payment to the Stockholders pursuant to
Section 6.7, Buyer shall control, and bear the costs of, all proceedings occurring in connection with such Tax Claim. The contest of any Tax Claim that relates to Taxes of the Company solely for a Straddle Period that could give rise to a payment to the Buyer pursuant to Section 5.1 shall be controlled jointly by the Stockholders and Buyer. The Stockholders shall not settle any Tax Claim that might result in any indemnity payment to the Stockholders pursuant to Section 6.7 without Buyer's prior written consent. Neither party shall settle a Tax Claim relating to Taxes of the Company solely for a Straddle Period that could give rise to a payment to the Buyer pursuant to Section 5.1 without the other party's prior written consent.

                          ARTICLE VII:  MISCELLANEOUS

                 7.1 Survival of Representations, Warranties and Agreements. All covenants and agreements made by the parties in this Agreement not fully performed as of the Closing Date shall survive the Closing Date until fully performed. The respective representations and warranties of the Company, the Stockholders and the Buyer contained in Article III shall survive the consummation of the transactions contemplated by this Agreement until March 7, 2000 (except that the representations and warranties relating to Taxes made in Section 3.1(g) shall survive until 90 days after the expiration of the statute of limitations (including any extensions thereof) applicable to such Taxes) and shall be binding notwithstanding any due diligence investigation by the Buyer.

                 7.2 Fees and Expenses. Whether or not the transactions contemplated hereby are consummated, each of the parties hereto shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement, including attorneys', accountants' and other advisors' fees and the fees and expenses of any broker, finder or agent retained by such party in connection with the transactions contemplated by the Agreement, except that Buyer will pay the aggregate attorneys' fees of the Company and the Stockholders, up to a maximum of $15,000.

                 7.3 Transfer Taxes. Any transfer tax shall be borne by the Buyer.

                 7.4 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing delivered by hand, facsimile or registered letter with return receipt requested and shall be deemed to have been duly given or made when delivered by hand, or, in the case of facsimile note or registered letter, when received by the addressee, addressed as follows:

                      (a)  if to the Company or the Stockholders, to it at:

                            319 Henley
                            Birmingham, Michigan  48009
                            Attention:  Rosamaria Caballero
                            Telephone:  (810) 642-0790
                            Telecopy:   (810) 642-0594

                            with a copy to:

                            Pepper, Hamilton & Scheetz
                            100 Renaissance Center, Suite 3600
                            Detroit, Michigan  48243-1157
                            Attention:  Michael Staebler
                            Telephone:  (313) 393-7394
                            Telecopy:   (313) 259-7926

                       (b)  if to the Buyer, to it at:

                            Bowne & Co., Inc.
                            345 Hudson Street
                            New York, New York  10014
                            Attention:  Douglas F. Bauer, Secretary
                            Telephone: (212) 924-5500
                            Telecopy:  (212) 229-3400
                            with a copy to:

                            Simpson Thacher & Bartlett
                            425 Lexington Avenue
                            New York, New York  10017
                            Attention:  Vincent Pagano, Jr., Esq.
                            Telephone:  (212) 455-2000
                            Telecopy:  (212) 455-2502

or to such other persons or addresses as any party shall specify as to itself by notice in writing to the other parties.


                 7.5 Entire Agreement. This Agreement (including the Schedules hereto) and the other agreements and documents referred to herein constitute the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

                 7.6 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                 7.7 Assignability. This Agreement shall not be assigned by either of the parties hereto without the prior written consent of the other party; provided, however, that the Buyer may, without the prior written consent of the Company, assign all of its rights hereunder to any direct or indirect wholly owned subsidiary of the Buyer provided that no such assignment shall relieve the assigning party of its obligations hereunder.

                 7.8 Amendment and Modification; Waiver. Subject to applicable law, this Agreement may be amended, modified and supplemented by a written instrument authorized and executed by or on behalf of the parties at any time prior to the Closing Date with respect to any of the terms contained herein. After the Closing Date, this Agreement may be amended, modified and supplemented by a written instrument authorized and executed by or on behalf of the Buyer and the Stockholders. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by or on behalf of the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action or compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

                 7.9 Public Announcements. Unless otherwise required by law or any regulation or rule of any stock exchange binding upon the Company or the Buyer, prior to the Closing no news release or other public announcement pertaining to the transactions contemplated by this Agreement will be made by or on behalf of any parties hereto without the prior written approval of the other party (such consent not to be unreasonably withheld or delayed). Where any announcement, communication or circular concerning the transactions referred to in this Agreement is required by law or any regulation or rule of any stock exchange it shall be made by the relevant party after consultation, where reasonably practicable, with the other parties and taking into account the reasonable requirements (as to timing, contents and manner of making or despatch of the announcement, communication or circular) of the other parties.

                 7.10 Section Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                 7.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

                 7.12 Applicable Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles thereof.

                 7.13 Schedules. Any matter that is disclosed in a Schedule hereto in such a way as to make its relevance to the information called for by another Schedule hereto readily apparent shall be deemed to have been included in such other Schedule, notwithstanding the omission of an appropriate cross reference thereto.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                                                BOWNE & CO. INC.



                                                By: /s/ Robert M. Johnson
                                                    ----------------------------
                                                    Name: Robert M. Johnson
                                                    Title: Chairman and CEO


                                                PETER JAY STAFFORD

                                                /s/ Peter Jay Stafford
                                                --------------------------------


                                                ROSAMARIA CABALLERO STAFFORD

                                                /s/ Rosamaria Caballero Stafford
                                                --------------------------------